Form of Amended Schedule A

to the

Investment Advisory Agreement between Sterling Capital Funds and Sterling Capital Management LLC

Dated as of _____, 2026

Fund	Compensation*	Effective Date
Sterling Capital Ultra Short Bond ETF**	[REDACTED]	March 23, 2026
Sterling Capital Short Duration Bond ETF**	[REDACTED]	March 23, 2026
Sterling Capital Large Cap Value Focused Factor ETF	[REDACTED]	[], 2026
Sterling Capital Small Cap Value Focused Factor ETF	[REDACTED]	[], 2026
Sterling Capital North Carolina Intermediate Tax-Free ETF	[REDACTED]	[], 2026
Sterling Capital Virginia Intermediate Tax-Free ETF	[REDACTED]	[], 2026

*	All fees are computed daily and paid monthly.
**	To take effect upon the completion of the reorganization of Sterling Capital Ultra Short Bond Fund and Sterling Capital Short Duration Bond Fund, each a series of Sterling Capital Funds, into Sterling Capital Ultra Short Bond ETF and Sterling Capital Short Duration Bond ETF, respectively.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below as of the day and year first above written.

Sterling Capital Funds

By:
Name:	Todd M. Miller
Title:	Treasurer and Secretary

Sterling Capital Management LLC

By:
Name:	Scott A. Haenni
Title:	Chief Executive Officer